NEWS RELEASE	For Additional Information Contact:
David A. Zuege (414) 327-1700
For Immediate Release
OILGEAR REPORTS RECORD FIRST QUARTER ORDERS
Milwaukee, Wis., May 9, 2006...The Oilgear Company (NASDAQ:OLGR) today reported record orders and increased backlog for the first quarter ended March 31, 2006.
Net sales were $25,073,000 for the first quarter of 2006, a 3.7% decrease from sales of $26,026,000 for the same period in 2005. Net earnings were $514,000 or $0.25 per diluted share for the first quarter of 2006, compared to net earnings of $562,000 or $0.28 per diluted share for the first quarter of 2005.
Orders in the first quarter of 2006 were a record $35.1 million, an 18% increase from the first quarter of 2005 and a 74% increase from orders in the fourth quarter of 2005. The backlog grew to $36.9 million at the end of the first quarter of 2006, a 37% increase from the backlog at the end of 2005.
“Orders were particularly strong in the first quarter of 2006. Orders in both the domestic and European segments increased 15% over last year’s record quarter, and the international segment was up 43%,” said David A. Zuege, president and chief executive officer of Oilgear. “Particularly gratifying is the fact that orders increased in all major product categories and were especially strong in the domestic aftermarket. April orders were in excess of $10 million, pushing the backlog up over $39 million, however, we do not expect orders to continue at this pace.”
“Our gross profit margin improved to 27.3% in the first quarter of 2006, from 26.6% in the first quarter of 2005. Margin improvement remains our number-one priority,” said Zuege.
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Zuege noted that the decline in first quarter 2006 sales was attributable to the European segment, with 70% of the decline due to currency impacts. Domestic shipments were flat, as increases in shipments to the company’s core markets were sufficient to offset a decline of $1.2 million in meter sales to the government.
“In April 2006, we completed the restatement of our 2004 annual report on Form 10-K and the quarterly reports on Form 10-Q for the first three quarters of 2005. The total expenses for this process amounted to $31,000 in legal fees and $248,000 in auditing fees. Of this total, $189,000 was incurred in the first quarter of 2006. In total, selling, general and administrative expenses declined by 1% for the quarter, partially due to changes in currency rates. The relocation of our operation in Leeds, England, is nearing completion, with most of our employees now working at the new facility. We expect to complete the sale of our former location in Leeds in the second quarter, which will result in a significant gain,” said Zuege.
At the company’s annual meeting of shareholders held today, the shareholders re-elected Hubert Bursch, Roger H. Schroeder and David A. Zuege as directors to serve until the 2009 annual meeting. Shareholders also approved the 2006 Equity Incentive Plan.
A leader in the fluid power industry, The Oilgear Company provides advanced technology in the design and production of unique fluid power components and electronic controls. The company serves customers in the primary metals, machine tool, automobile, petroleum, construction equipment, chemical, plastic, glass, lumber, rubber and food industries. Its products are sold as individual components or integrated into high performance applications.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following could impact the business and financial prospects of the Company: factors affecting the economy generally, including the financial and business conditions of the Company’s customers, the demand for customers’ products and services that utilize the Company’s products, and national and international events; factors affecting the Company’s financial performance or condition, including restrictions or conditions imposed by current or prospective lenders, tax legislation, and changes in accounting principles; factors affecting percentage of completion contracts, including the accuracy of estimates and assumptions regarding the timing and levels of costs to complete those contracts; factors affecting the Company’s international operations, including fluctuations in currencies, changes in laws and political or financial insecurity of foreign governments; factors affecting the Company’s ability to complete the move from its Leeds, England, facility; hire and retain competent employees, including unionization of non-union employees and strikes or work stoppages; any further decrease in stock price as a result of market conditions; changes in the law or standards applicable to the Company, including environmental laws and accounting pronouncements; availability of raw materials; unanticipated technological developments that result in competitive disadvantages and may impair existing assets; and factors set forth in the Company’s periodic reports filed with the SEC in accordance with the Securities Exchange Act. Shareholders, potential investors and other readers are urged to consider these factors and those set forth in the Company’s filings with the SEC carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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The Oilgear Company
Consolidated Condensed Operating Statement
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Net sales	$25,073,000	$26,026,000
Cost of sales	18,221,000	19,095,000

Gross profit	6,852,000	6,931,000
Selling, general and administrative expenses	5,595,000	5,680,000

Operating income	1,257,000	1,251,000
Interest expense	635,000	610,000
Other non-operating income, net	80,000	67,000

Earnings before income taxes	702,000	708,000
Income tax expense	165,000	129,000

Net earnings before minority interest	537,000	579,000
Minority Interest	23,000	17,000

Net earnings	$514,000	$562,000

Basic earnings per share of common stock	$0.26	$0.28

Diluted earnings per share of common stock	$0.25	$0.28

Basic weighted average outstanding shares	2,012,000	1,982,000
Diluted weighted average outstanding shares	2,035,000	2,018,000
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The Oilgear Company
Consolidated Condensed Balance Sheet
(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS

Current Assets
Cash and cash equivalents	$5,371,000	$4,370,000
Accounts receivable	19,450,000	18,849,000
Inventories	25,316,000	25,365,000
Other current assets	4,429,000	3,785,000

Total current assets	$54,566,000	$52,369,000

Net property plant and equipment	15,540,000	15,881,000
Other assets	2,801,000	2,893,000

	$72,907,000	$71,143,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current debt	$17,256,000	$16,612,000
Accounts payable	9,033,000	9,215,000
Other current liabilities	10,561,000	9,820,000

Total current liabilities	$36,850,000	$35,647,000

Long-term debt	7,428,000	7,724,000
Unfunded employee benefit costs	18,796,000	18,764,000
Other non-current liabilities	864,000	650,000

Total liabilities	$63,938,000	$62,985,000

Minority interest in consolidated subsidiary	1,109,000	1,091,000
Shareholders’ equity	7,860,000	7,067,000

	$72,907,000	$71,143,000

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